Exhibit 23.2

Consent of Independent Registered Public Accounting Firm


The Board of Directors
Research Frontiers Incorporated:

We consent to the use of our report dated March 15, 2005, with respect to the consolidated balance sheet of Research Fronties Incorporated and subsidiary as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended
December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement.


                  /s/ KPMG LLP
                      KPMG LLP

 Melville, New York
 May 4, 2006